June 15, 1998


Securities and Exchange Commission
Washington, DC 20549

RE:  Cutco Industries, Inc.
     File No. 0-5223

Dear Sir or Madam:


We have read Item 4 of the Form 8-K of Cutco Industries, Inc. dated June 10, 1998 and agree with the statements contained therein except for the information contained in the third paragraph on which we have no basis for agreeing or disagreeing.


                                   Very truly yours,



                                  GRANT THORNTON LLP